Exhibit 99.1

Media Release

OTTAWA, May 5, 2016

Mitel Reports March Quarter Results

Record Quarterly Cloud Revenues Grow 32%

Mobile Division Revenues Increase 55%

•	Non-GAAP revenues of $276.8 million, up 3% year-over-year in constant currency
•	Adjusted EBITDA[1] of $25.6 million, up 62% year-over-year in constant currency
•	$40 million in voluntary debt prepayments made during the quarter

Mitel® (Nasdaq:MITL) (TSX:MNW), a global leader in real-time business, cloud and mobile communications, today announced financial results for the first quarter ended March 31, 2016.

“Our solid results in the first quarter showed continued momentum in our Cloud and Mobile divisions,” said Richard McBee, Chief Executive Officer. “Our Cloud business set a new quarterly record with revenue of $45.8 million, up 32% year-over-year as we continue to gain market traction globally. Year-over-year growth of 55% in Mobile was fueled by new footprint wins as well as the transition of existing footprints into network-wide roll-outs.”

Financial Highlights

in millions (except per share data)	Q1 2016	Q1 2015
		Pro Forma		As Reported
		Constant Currency[2]	Historical Currency
Non-GAAP Revenues	$276.8	$267.7	$277.2	$248.9
Non-GAAP Net Income	$7.3	$3.1	$5.2	$16.5
Non-GAAP EPS	$0.06	$0.02	$0.04	$0.16
Adjusted EBITDA[1]	$25.6	$15.8	$17.9	$30.4

1 – Adjusted EBITDA is defined as Net Income (Loss), adjusted for items as noted in the table included in this press release “Reconciliation of Net Income (Loss) to Adjusted EBITDA”

2 – Constant currency estimates in Q1-2015 assumes the same foreign currency exchange rates as in Q1-2016

For a Reconciliation of Net Income (Loss) to Non-GAAP Net Income please refer to the tables at the end of this release.

As Reported

•	GAAP revenues were $276.1 million, which includes a $0.7 million decrease to revenue for purchase accounting adjustments resulting from acquisitions.
•	GAAP net loss was $22.4 million, or $0.19 per diluted share

“Operating discipline and solid progress towards our synergy targets enabled the company to generate cash well in excess of our working capital needs,” said Steve Spooner, Mitel’s Chief Financial Officer. “We closed the March quarter with just over $83 million in cash, after using $40 million to make two voluntary debt prepayments during the quarter.”

Business Highlights

¡	On April 15, Mitel announced a definitive agreement to acquire Polycom, which will create a new $2.4 billion revenue company with scale and differentiated portfolio to expand in the evolving enterprise communications market. Completion of the transaction is subject to regulatory and shareholder approvals and is expected to close in the third quarter of 2016.

¡	In the first quarter, Mitel surpassed the two million seat mark for cloud business communications subscribers, further advancing its industry lead, ending the quarter with 2,194,000 seats, up 59% year-over-year. Recurring cloud seats grew by 18,000 during the quarter and now stands at 420,000 installed.

¡	During the March 2016 quarter, Mitel Mobile added 2 new technology footprint wins, bringing the total footprints won to 35. The company exited the quarter with a total of 11 carrier customers rolling out Mitel Mobile’s solutions.

Media Release

Business Outlook

Mitel has set the following financial performance guidance for the quarter ending June 30, 2016. Non-GAAP Revenues and non-GAAP Gross Margin % exclude the effect of purchase accounting adjustments.

Q2-2016 Guidance
Non-GAAP Revenues Non-GAAP Gross Margin % Adjusted EBITDA % Non-GAAP EPS	$285 million to $305 million 53.0% to 55.0% 11.0% to 15.0% $0.10 to $0.16

Conference Call Information

Mitel will host an investor conference call and live webcast today at 8:30 a.m. ET (5:30 a.m. PT) to discuss its financial results for the first quarter ended March 31, 2016. To access the conference call, dial 888-734-0328. Callers outside the U.S. and Canada should dial 678-894-3054. The live webcast will be accessible on Mitel’s investor relations website at www.mitel.com. It will be archived and available on this site for replay on Friday, May 6, 2016 after 12:00 p.m. ET for at least three months. We have also provided a slide deck to help illustrate our financial results. It has been posted on www.mitel.com. Our Form 10-Q is expected to be filed with the SEC by end of day on Thursday, May 5, 2016 and will include our complete financial results for the March 2016 quarter.

Non-GAAP Financial Measurements

This press release includes references to non-GAAP financial measures including Adjusted EBITDA, non-GAAP net income, non-GAAP operating expenses, non-GAAP Revenues and non-GAAP Gross Margin. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. We use these non-GAAP financial measures to assist management and investors in understanding our past financial performance and prospects for the future, including changes in our operating results, trends and marketplace performance, exclusive of unusual events or factors which do not directly affect what we consider to be our core operating performance. Non-GAAP measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with generally accepted accounting principles. Please see the reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure attached to this release.

Mitel completed the acquisition of Mavenir Systems Inc. on April 29, 2015. “As reported” results in this release and the attached tables refer to the U.S. GAAP results of Mitel, which include the results of Mavenir from the date of acquisition. Pro-forma results reflect the results of the company as if it had been fully combined with Mavenir Systems for the full presented period. Non-GAAP Revenues and non-GAAP Gross Margin have been adjusted to exclude the effect of purchase accounting. These adjustments have no impact on Mitel’s business or cash flows, but generally adversely affect the Company`s reported revenues and gross margin in the period following an acquisition. For a reconciliation of Mitel’s as-reported results to the pro-forma results and non-GAAP results, please see the tables attached to this release as well as the Form 8-K presenting combined historical results of Mitel and Mavenir filed with the SEC on August 6, 2015.

Forward Looking Statements

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel or Polycom, or persons acting on either of their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the integration of Mitel and Polycom and the ability to recognize the anticipated benefits from the combination of Mitel and Polycom; the ability to obtain required regulatory approvals for the transaction, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the transaction; the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason;

Media Release

risks relating to the value of the Mitel common shares to be issued in connection with the transaction; the anticipated size of the markets and continued demand for Mitel and Polycom products and services, the impact of competitive products and pricing and disruption to Mitel’s and Polycom’s respective businesses that could result from the announcement of the transaction; access to available financing on a timely basis and on reasonable terms, including the refinancing of Mitel and Polycom debt to fund the cash portion of the consideration in connection with the transaction; the integration of Mavenir and the ability to recognize the anticipated benefits from the acquisition of Mavenir; Mitel’s ability to achieve or sustain profitability in the future; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Mitel’s ability to successfully implement and achieve its business strategies, including its growth of the company through acquisitions and the integration of recently acquired businesses and realization of synergies, including the pending acquisition of Polycom. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities on February 29, 2016, and in Polycom’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016. Forward-looking statements speak only as of the date they are made. Except as required by law, neither Mitel nor Polycom has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Important Information for Investors

In connection with the proposed transaction between Mitel and Polycom, Mitel will file with the SEC a registration statement on Form S-4 that is expected to include a Proxy Statement of Polycom that also constitutes a Prospectus of Mitel (the “Proxy Statement/Prospectus”). Mitel will also prepare a proxy circular in accordance with applicable Canadian securities and corporate law (the “Proxy Circular”). Polycom plans to mail to its shareholders the definitive Proxy Statement/Prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF POLYCOM ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT MITEL, POLYCOM, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus and the Proxy Circular (when available) and other documents filed with the SEC by Mitel and Polycom through the website maintained by the SEC at www.sec.gov. Investors will also be able to obtain free copies of the Proxy Statement/Prospectus and the Proxy Circular (when available) and other documents filed with Canadian securities regulatory authorities by Mitel, through the website maintained by the Canadian Securities Administrators at www.sedar.com. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC and Canadian securities regulatory authorities on Mitel’s website at investor.Mitel.com or by contacting Mitel’s Investor Relations Department at 469-574-8134. Copies of the documents filed with the SEC by Polycom will be available free of charge on Polycom’s website at http://investor.polycom.com/company/investor-relations/default.aspx or by contacting Polycom’s Investor Relations Department at 408-586-4271.

Participants in the Merger Solicitation

Mitel, Polycom and certain of their respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Polycom in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement/Prospectus described above when it is filed with the SEC and Canadian securities regulatory authorities. Additional information regarding Mitel’s directors and executive officers is also included in Mitel’s Annual Report on Form 10-K/A, which was filed with the SEC and Canadian securities regulatory authorities on April 27, 2016, and information regarding Polycom’s directors and executive officers is also included in Polycom’s Annual Report

Media Release

on Form 10-K/A, which was filed with the SEC on April 28, 2016. These documents are available free of charge as described above.

About Mitel

A global market leader in enterprise and mobile communications powering more than 2 billion business connections and 2 billion mobile subscribers every day, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and mobile carriers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries, and 130 mobile service worldwide. That makes us unique, and the only company able to provide a bridge between enterprise and mobile customers. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

MITL-F

Contact Information

Media and Industry Analysts – Americas Amy MacLeod 613-691-3317 amy.macleod@mitel.com	Media – EMEA/AP Duncan Miller +44 (0) 1291 612 646 duncan.miller@mitel.com

Investors Michael McCarthy 469-574-8134 michael.mccarthy@mitel.com

	CY15	CY15	CY15	CY15	CY16
	Q1	Q2	Q3	Q4	Q1
Total Cloud Seats	1,375,635	1,611,172	1,763,857	1,929,882	2,194,040
Recurring Cloud Seats	304,956	329,620	370,093	401,737	419,766
Retail Cloud Monthly ARPU	$ 50	$ 49	$ 49	$ 49	$ 50
Retail Cloud Avg Seats per Customer	39	38	39	39	37
Retail Cloud Monthly Customer Churn	0.8%	0.7%	0.9%	0.7%	0.6%

MITEL NETWORKS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions of US dollars)

(unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$83.4	$91.6
Accounts receivable	245.0	290.2
Sales-type lease receivables	10.9	12.6
Inventories	90.3	92.8
Other current assets	82.6	75.4

	512.2	562.6
Non-current portion of sales-type lease receivables	17.4	17.0
Deferred tax asset	169.2	159.4
Property and equipment	55.3	54.7
Identifiable intangible assets	371.5	389.9
Goodwill	658.6	658.6
Other non-current assets	9.8	10.5

	$1,794.0	$1,852.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$254.2	$249.4
Current portion of deferred revenue	104.3	112.3
Current portion of long-term debt	5.3	11.7

	363.8	373.4
Long-term debt	603.1	633.6
Long-term portion of deferred revenue	43.1	40.1
Deferred tax liability	21.5	28.2
Pension liability	140.9	126.6
Other non-current liabilities	35.6	35.8

	1,208.0	1,237.7
Shareholders’ equity	586.0	615.0

	$1,794.0	$1,852.7

MITEL NETWORKS CORPORATION

STATEMENT OF OPERATIONS

(in millions of US dollars)

(unaudited)

	US GAAP As Reported Quarter Ended March 31, 2016	US GAAP As Reported Quarter Ended March 31, 2015	Proforma Quarter Ended March 31, 2015
Non-GAAP Revenues	$276.8	$248.9	$277.2
Less: Purchase accounting revenue adjustments	(0.7)	(0.8)	(3.0)

Total Revenues	276.1	248.1	274.2

Non-GAAP Cost of Revenues	128.3	117.7	132.3
Less: Purchase accounting cost of revenue adjustments	—	—	—

Total Cost of revenues	128.3	117.7	132.3

Non-GAAP Gross Margin	148.5	131.2	144.9
Less: Purchase accounting gross margin adjustments	(0.7)	(0.8)	(3.0)

Total Gross margin	147.8	130.4	141.9

Expenses:
Selling, general and administrative	97.2	81.6	99.8
Research and development	36.8	26.9	37.5
Special charges and restructuring costs	15.8	13.0	16.9
Amortization of acquisition-related intangible assets	18.9	14.1	22.0

	168.7	135.6	176.2

Operating income (loss)	(20.9)	(5.2)	(34.3)
Interest expense	(10.0)	(4.6)	(5.1)
Debt retirement and other debt costs	(1.3)	(0.7)	(0.7)
Other income (expense)	(0.7)	15.4	12.7

Income (loss) from operations, before income taxes	(32.9)	4.9	(27.4)
Current income tax recovery (expense)	(2.1)	(0.5)	(1.6)
Deferred income tax recovery (expense)	12.6	0.9	0.9

Net income (loss)	$(22.4)	$5.3	$(28.1)

Non-GAAP measures:
Adjusted EBITDA	$25.6	$30.4	$17.9
Non-GAAP net income	$7.3	$16.5	$5.2

(1)	For a reconciliation of Mitel’s US GAAP as-reported results to the Proforma results, please see Mitel’s current report on Form 8-K filed with the SEC on August 6, 2015.

MITEL NETWORKS CORPORATION

Cash flow information

(in millions of US dollars)

(unaudited)

	As Reported Quarter Ended March 31, 2016	As Reported Quarter Ended March 31, 2015
Cash provided by (used in):
Net cash provided by operating activities	$36.8	$21.1
Net cash used in investing activities	(5.0)	(1.1)
Net cash used in financing activities	(41.0)	(26.3)
Effect of exchange rate changes on cash balances	1.0	(4.2)

Net decrease in cash and cash equivalents	(8.2)	(10.5)

Cash and cash equivalents, beginning of period	91.6	111.3

Cash and cash equivalents, end of period	$83.4	$100.8

Additional information on capital expenditures:
Capital expenditures acquired with cash	$5.0	$1.1
Capital expenditures financed through capital leases and other	2.3	1.5

Total capital expenditures	$7.3	$2.6

MITEL NETWORKS CORPORATION

Segmented Information

(in millions of US dollars)

(unaudited)

	U.S. GAAP, As Reported Quarter Ended March 31, 2016
	Enterprise segment	Cloud segment	Mobile segment	Total
Revenues
Product	$119.0	$16.0	$29.3	$164.3
Recurring	47.0	29.5	9.4	85.9
Services	21.2	0.3	5.1	26.6

Non-GAAP Revenues	187.2	45.8	43.8	276.8
Purchase accounting adjustments	—	—	(0.7)	(0.7)

Total revenues	$187.2	$45.8	$43.1	$276.1

Gross margin
Product	$66.7	$10.0	$16.6	$93.3
Recurring	26.8	14.5	5.5	46.8
Services	5.7	0.1	2.6	8.4

Non-GAAP Gross Margin	99.2	24.6	24.7	148.5
Purchase accounting adjustments	—	—	(0.7)	(0.7)

Total gross margin	$99.2	$24.6	$24.0	$147.8

Selling, General and Administrative	$68.1	$15.1	$14.0	$97.2
Research and Development	18.6	6.6	11.6	36.8
Other expense (income)	(0.2)	(0.1)	—	(0.3)

Segment income (loss)	$12.7	$3.0	$(1.6)	$14.1

Other information
Depreciation and amortization	$3.9	$0.8	$1.8	$6.5
Stock-based compensation	$3.0	$0.5	$0.8	$4.3
Adjusted EBITDA	$19.6	$4.3	$1.7	$25.6

MITEL NETWORKS CORPORATION

Segmented Information

(in millions of US dollars)

(unaudited)

	U.S. GAAP, As Reported Quarter Ended March 31, 2015				Proforma Quarter Ended March 31, 2015
	Enterprise segment	Cloud segment	Mobile segment	Total	Enterprise segment	Cloud segment	Mobile segment	Total
Revenues
Product	$145.3	$10.6	$—	$155.9	$145.3	$10.6	$13.3	$169.2
Recurring	48.6	23.3	—	71.9	48.6	23.3	9.7	81.6
Services	20.4	0.7	—	21.1	20.4	0.7	5.3	26.4

Non-GAAP Revenues	214.3	34.6	—	248.9	214.3	34.6	28.3	277.2
Purchase accounting adjustments	(0.8)	—	—	(0.8)	(0.8)	—	(2.2)	(3.0)

Total revenues	$213.5	$34.6	$—	$248.1	$213.5	$34.6	$26.1	$274.2

Gross margin
Product	$81.1	$5.6	$—	$86.7	$81.1	$5.6	$9.5	$96.2
Recurring	26.9	11.0	—	37.9	26.9	11.0	4.1	42.0
Services	6.2	0.4	—	6.6	6.2	0.4	0.1	6.7

Non-GAAP Gross Margin	114.2	17.0	—	131.2	114.2	17.0	13.7	144.9
Purchase accounting adjustments	(0.8)	—	—	(0.8)	(0.8)	—	(2.2)	(3.0)

Total gross margin	$113.4	$17.0	$—	$130.4	$113.4	$17.0	$11.5	$141.9

Selling, General and Administrative	$68.5	$13.1	$—	$81.6	$68.5	$13.1	$18.2	$99.8
Research and Development	21.3	5.6	—	26.9	21.3	5.6	10.6	37.5
Other expense (income)	(0.6)	(0.1)	—	(0.7)	(0.6)	(0.1)	—	(0.7)

Segment income (loss)	$24.2	$(1.6)	$—	$22.6	$24.2	$(1.6)	$(17.3)	$5.3

Other information
Depreciation and amortization	$4.5	$0.7	$—	$5.2	$4.5	$0.7	$1.1	$6.3
Stock-based compensation	$1.5	$0.3	$—	$1.8	$1.5	$0.3	$1.5	$3.3
Adjusted EBITDA	$31.0	$(0.6)	$—	$30.4	$31.0	$(0.6)	$(12.5)	$17.9

MITEL NETWORKS CORPORATION

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in millions of US dollars)

(unaudited)

	US GAAP As Reported Quarter Ended March 31, 2016	US GAAP As Reported Quarter Ended March 31, 2015	Proforma Quarter Ended March 31, 2015
Net income (loss)	$(22.4)	$5.3	$(28.1)
Adjustments:
Interest expense	10.0	4.6	5.1
Income tax expense (recovery)	(10.5)	(0.4)	0.7
Amortization and depreciation	25.4	19.3	28.3
Foreign exchange loss (gain)	1.0	(14.7)	(12.0)
Special charges and restructuring costs	15.8	13.0	16.9
Stock-based compensation	4.3	1.8	3.3
Debt retirement costs	1.3	0.7	0.7
Purchase accounting adjustments	0.7	0.8	3.0

Adjusted EBITDA	$25.6	$30.4	$17.9

MITEL NETWORKS CORPORATION

Reconciliation of Net Income (Loss) to Non-GAAP Net Income

(in millions of US dollars, except per share amounts)

(unaudited)

	US GAAP As Reported Quarter Ended March 31, 2016	US GAAP As Reported Quarter Ended March 31, 2015	Proforma Quarter Ended March 31, 2015
Net income (loss)	$(22.4)	$5.3	$(28.1)
Income tax expense (recovery)	(10.5)	(0.4)	0.7

Net income (loss), before income taxes	(32.9)	4.9	(27.4)
Adjustments:
Foreign exchange loss (gain)	1.0	(14.7)	(12.0)
Special charges and restructuring costs	15.8	13.0	16.9
Stock-based compensation	4.3	1.8	3.3
Amortization of acquisition-related intangibles assets	18.9	14.1	22.0
Debt retirement costs	1.3	0.7	0.7
Purchase accounting adjustments	0.7	0.8	3.0

Non-GAAP net income, before income taxes	9.1	20.6	6.5
Non-GAAP tax expense(1)	(1.8)	(4.1)	(1.3)

Non-GAAP net income	$7.3	$16.5	$5.2

Non-GAAP net income per share, diluted:
Non-GAAP net income per common share	$0.06	$0.16	$0.04
Non-GAAP weighted-average number of common shares outstanding (in millions):	125.0	104.8	124.5

(1)	Non-GAAP tax expense is based on an estimated effective tax rate of 20%.